Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 30th day of November, 2012, by and between Solera National Bank, a national banking association (“Employer”), and Kathleen A. Stout, an individual resident of the State of Colorado (“Executive”). Employer and Executive sometimes collectively are called the “Parties” and individually called a “Party.”  In addition, Executive sometimes is called “Employee.”

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking, mortgage lending and related services offered by the Employer;

WHEREAS, the Employer desires for the Executive to be employed as the President, Residential Mortgage Division of the Employer (the “Mortgage Division”), and an Executive Vice President of Solera National Bank and Executive desires to accept employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Employer and the Executive have read and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Employer agree as follows:

A.  DURATION

1.             This Agreement is effective as of November 30, 2012 (the “Effective Date”), and subject to Paragraph 2 below, will expire and terminate by its own terms two (2) years after the Effective Date, unless earlier terminated as provided in this Agreement.

2.             Both the Employer and the Executive acknowledge and agree that the Parties may agree to continue their employment relationship on the same terms and conditions as set forth in this Agreement.   Following the initial two (2) year term, unless either Party gives written notice to the other Party not less than ninety (90) days prior to the end of such initial two (2) year term, this Agreement shall automatically renew annually for an additional one (1) year term unless otherwise terminated as set forth in this Agreement.

B.  COMPENSATION

3.             All payments of salary and other compensation to the Executive shall be payable in accordance with the Employer’s ordinary payroll schedule and Employer’s other policies and procedures.

a.             Base Salary. The Employer agrees to pay the Executive a base salary at an annual rate of $180,000.

b.             Equity Compensation. As an inducement to entering into this Agreement, (i) on the first day of Executive’s actual employment with the Employer, which may differ from the Effective Date, the Executive shall be granted an equity-based incentive award consisting of (i) a time vested restricted stock award of 25,000 shares of common stock, $0.01 par value per share (“Common Stock”) of the Employer pursuant to the terms of a restricted stock award agreement in the form attached hereto as Exhibit A-1 (the “Restricted Stock Agreement”), and (ii) a performance vested restricted stock award of

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c.             25,000 shares of Common Stock pursuant to the terms of a performance vested restricted Stock award agreement in the form attached hereto as Exhibit A-2 (the “Performance Restricted Stock Agreement”).

d.             Annual Performance Bonus. During the Term of this Agreement, the Executive is be eligible to receive an annual performance bonus based on the financial performance of the Mortgage Division as set forth in the cash-based performance award attached hereto as Exhibit A-3 (the “Cash-Based Performance Award”).

e.             Short-Term Incentive Compensation. The Executive shall be eligible to participate in the Employer’s Short-term Incentive Compensation Plan, as amended from time to time, which provides for other, potential incentive compensation in an amount of up to, but not exceeding 30% of Executive’s then current annual base salary.

f.             The Employer shall have the right to deduct from any payment of compensation due to the Executive pursuant to the terms of this Agreement any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by the Executive.

4.             The Employer shall reimburse the Executive for all reasonable business related expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of her duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to a person designated by the President and Chief Executive Officer of Employer in order to verify such expenses prior to any reimbursements in accordance with the Employer’s expense policy.

5.             The Employer shall provide the Executive with term life insurance coverage at the Employer’s expense in an initial amount equal to 2.00 times the Executive’s annual base salary, subject to insurance carrier limitations, and having a term not less than one year, which life insurance benefit will be provided only for so long as the Executive is employed by the Employer.

6.             The Employer shall review the amount of the Executive’s compensation, including her base salary, not less often than annually and shall consider increases to such base salary as a result of such review or except as otherwise required by a governmental agency or insurance entity which has regulatory power and authority over the Employer.  Increases, if any, would be designed to provide reasonable base salary adjustments, all in the discretion of the Employer, consistent with safe and sound banking practices; provided however that the Executive’s base salary shall not be less than the amounts set forth in Paragraph 3 at any time during the term of this Agreement except as set forth earlier in this Paragraph 6 or as otherwise required or permitted in this Agreement.

7.             Executive shall be entitled to receive employee and dependent health insurance, dental insurance, paid sick leave four (4) weeks of paid vacation per year, and any additional benefits provided to all employees of Employer.  All employee benefits provided to the Executive by the Employer incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may, at the Sole discretion of Employer, be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

8.             The Parties acknowledge that the compensation set forth in this Agreement and the other covenants and agreements of the Employer contained in this Agreement are fair and adequate compensation for the Executive’s services and for the covenants of the Executive as set forth in this Agreement.

C.  RESPONSIBILITIES

9.             The Executive shall be employed as the President, Residential Mortgage Division, of the Employer, and an Executive Vice President of Solera National Bank and shall faithfully devote her best efforts and primary focus to the position with the Employer.

10.          The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by the position are reasonably within the discretion of the President and Chief Executive Officer, and may be modified, or new duties and responsibilities imposed by the President and Chief Executive Officer, at any time, with the prior reasonable, written approval or consent of the Executive.  However, any and all such new duties and responsibilities may not constitute unlawful acts.  In addition, the new duties and responsibilities must be consistent with the Executive’s position in a financial institution.  Employer acknowledges and agrees that Executive shall have the authority, subject to the reasonable approval of the Employer’s President and Chief Executive Officer, to determine and implement all of the data and software systems, electronic reporting systems, electronic and voice communication systems, residential marketing, origination, processing, underwriting, quality control, regulation and legal compliance evaluation and reporting systems, human resources systems and all other systems and procedures established and utilized from time to time by the Residential Mortgage Division of the Employer so long as any and all of such systems and their implementation are in compliance with applicable law.

11.          The Executive acknowledges and agrees that, during the term of this Agreement, she has a fiduciary duty of loyalty to Employer, and that she will not knowingly engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Employer, its directors, or its officers.

D.  NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION

12.          The Executive acknowledges that, as part of her employment with the Employer, she will become familiar with the salary, pay scale, capabilities, experience and skill of the Employer’s employees.  The Executive agrees to maintain the confidentiality of such information.  The Executive further covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Employer or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any employees of the Employer, nor shall the Executive contact or communicate with any employees of the Employer for the purpose of inducing such employees of the Employer to terminate their employment with the Employer.  For purposes of this covenant, “employees of the Employer” shall refer to employees who are still actively employed by or were employed by the Employer within the prior year at the time of the attempted recruiting or hiring.

13.          In her position of employment, the Executive will be exposed to confidential information and trade secrets (hereafter “Proprietary Information”) pertaining to, or arising from, the business of the Employer and its affiliates (if any).  The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Employer’s business and that the Employer would suffer irreparable injury if this information were publicly disclosed.  Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of her employment, any and all Proprietary Information which the Executive acquires, or to which the Executive has access, during employment by the Employer, that has not otherwise been publicly disclosed by the Employer, until such time as such

Proprietary Information becomes generally known to the public other than pursuant to a breach of this Paragraph by the Executive or other wrongful activity.  The Proprietary Information covered by this Agreement shall include, but shall not be limited to: (i) the identities of the Employer’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Employer’s existing and prospective customers or clients; (iii) financial information about the Employer; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Employer’s employees; (vi) the identities of and pricing information about the Employer’s suppliers and vendors; (vii) training programs developed by the Employer; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Employer’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Employer and its suppliers and vendors; and (xiv) computer programs and software developed by the Employer or its consultants.  The provisions and agreements entered into herein shall survive the term of the Executive’s employment to the extent reasonably necessary to accomplish their purpose in protecting the interests of the Employer in any Proprietary Information disclosed to, or learned by, the Executive while employed.  Executive shall return all documents and materials containing Proprietary Information upon termination of employment or upon demand by the Employer.

14.          The Executive shall not directly or indirectly engage in competition with the Employer at any time during the existence of the employment relationship between the Employer and the Executive, and the Executive will not on her own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Employer-related responsibilities required by the Executive’s position with the Employer, other than as an employee of the Employer pursuant to this Agreement or as specifically approved by the Employer’s President and Chief Executive Officer.  In addition, without the prior written consent of the Employer’s President and Chief Executive Officer, Executive shall not usurp for herself any corporate opportunity available to the Employer.

15.          The Executive expressly represents that to the best of her knowledge she presently is not a party to any agreements with, or otherwise has any obligations to, any third party which conflict, or may conflict, with the Executive’s duties and obligations to Employer as an employee of the Employer as set forth in this Agreement.

16.          The Executive acknowledges that the special relationship of trust and confidence between her, the Employer, and its clients and customers creates a high risk and opportunity for the Executive to misappropriate the relationship and goodwill existing between the Employer and its clients and customers.  The Executive further acknowledges and agrees that it is fair and reasonable for the Employer to take steps to protect itself from the risk of such misappropriation.  The Executive further acknowledges that, at the outset of her employment with the Employer and throughout her employment with the Employer, the Executive will be provided with access to and informed of Proprietary Information, which will enable her to benefit from the Employer’s trade secrets, goodwill and know-how.

17.          The Executive acknowledges that it would be inevitable in the performance of her duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Employer, or which intends to or may compete with the Employer, to disclose and/or use Proprietary Information, as well as to misappropriate the Employer’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company.  The Executive also acknowledges that, in exchange for the Covenants set forth in this Agreement, she has received substantial, valuable consideration, including:  (i) confidential trade secret and proprietary information relating to the identity and special needs of the Employer’s current and prospective customers, the Employer’s current and prospective services, the Employer’s business projections and market studies, the

Employer’s business plans and strategies, the Employer’s studies and information concerning special services unique to the Employer; (ii) employment; and (iii) compensation and benefits as described in this Agreement.  The Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth herein.

18.          Except in the event the Employer’s Bank Net Income (without taking into account any Mortgage Division income or expenses and any extraordinary income or expense not associated with on-going banking operations), shall be less than zero for two consecutive fiscal years during the term of this Agreement, Executive understands and agrees that during the term of this Agreement and for a period of one year following the termination of this Agreement by either Party, for any reason (other than for termination of the Executive for circumstances described in Paragraph 22(b), (c) or (d), below), the Executive will not be or become engaged in any way (directly or indirectly), as an individual proprietor, beneficiary, trustee, owner, partner, stockholder, officer, director, executive, employee, consultant, contractor, investor, lender, sales representative, or in any other capacity, whatsoever, in any business activity or endeavor which competes or conflicts with the business of the Employer or any of its subsidiaries, as such business has been conducted during the Executive’s employment with the Employer, within 100 miles of any geographic area in which Employer conducts business upon the termination of Executive’s employment with the Employer.  It is the Parties’ desire that these restrictions be enforced to the fullest extent allowed by law; provided however, in the event the Employer’s Bank Net Income, as described earlier in this Paragraph 18, for two consecutive fiscal years during the term of this Agreement shall be less than zero, Executive shall not be bound to the provisions contained in this Paragraph 18.

19.          The Executive agrees that the restrictions set forth in Paragraph 18 above are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section D are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the trade secrets, goodwill, and other business interests of the Employer.  The Executive further agrees that such restrictions do not create undue hardship for her or for the public.  The provisions in this Section D are not intended to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition.  Nothing herein will prohibit the Executive’s (i) beneficial ownership of less than 5% of the publicly traded capital stock of a corporation listed on a national securities exchange so long as this is not a controlling interest, or (ii) ownership of mutual fund investments.  The Executive may not avoid the purpose and intent of this Section D by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.  The Executive agrees that if, at some later date, a court of competent jurisdiction determines that the restrictions set forth in this Section D do not meet the criteria set forth by applicable law, then such restrictions shall be reformed by the court and enforced to the maximum extent permitted under applicable law.  The Executive understands that her obligations under this Section D shall not be assignable by her.

20.          The Executive acknowledges that the covenants set forth in this Section D are a material inducement for the Employer to execute and deliver this Agreement and to provide Executive compensation and benefits and other consideration provided in this Agreement.  The Parties agree that the existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of such covenants. The covenants contained in this Section D will not be affected by any breach of any other provision hereof by either Party.  In addition, Executive’s obligations under these provisions shall survive the termination of this Agreement and Executive’s employment with the Employer.  Executive’s obligations as described and provided in this Section D is in addition to, and not in limitation or preemption of, all other obligations of confidentiality which she may have to Employer under general legal or equitable principles, or other the Employer policies.

E.  REMEDIES

21.          In the event that the Executive violates any of the provisions set forth in this Agreement relating to Section D, Executive acknowledges that the Employer would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages.  Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Employer shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Employer may be entitled, at law or in equity.  In such a situation, the Parties agree that the Employer may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement relating to Section D, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.  To the extent that the provisions of this Section E could be read to increase the geographic, temporal or other scope of the restrictions set forth in this Agreement relating to Section D, such reading is not intended by the parties.

F.  TERMINATION

22.          This Agreement may be terminated by the Employer or the Executive as follows:

a.             Termination for Cause.  The Employer may terminate this Agreement at any time for cause.  “Cause” as used in this Agreement shall be defined as the occurrence of one of the following events:

(i)            The reasonable determination by the Employer’s President and Chief Executive Officer, in consultation with the Employer’s Board of Directors or a designated committee thereof, that Executive has violated any provision of this Agreement or is grossly negligent in the performance of her duties hereunder, and has failed to cure such violation or the effects of such gross negligence within thirty (30) business days after written notice to the Executive by the Employer specifying in reasonable detail the alleged violation;

(ii)           The reasonable determination by the Employer’s President and Chief Executive Officer, in consultation with the Employer’s Board of Directors or a designated committee thereof, that (a) Executive has failed to follow the policies adopted by the Board of Directors, and has failed to cure such failure within thirty (30) days after written notice to the Executive by the Employer specifying in reasonable detail the alleged failure; or (b) Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

(iii)          The Executive is convicted of a misdemeanor involving moral turpitude or any felony;

(iv)          The reasonable determination by the Employer’s President and Chief Executive Officer, in consultation with the Employer’s Board of Directors or a designated committee thereof, that the Executive has engaged in gross misconduct in the course and scope of her employment with the Employer including indecency, immorality, insubordination, dishonesty, unlawful harassment, use of illegal drugs, or violent behavior;

(v)           The reasonable determination by the Employer’s President and Chief Executive Officer, in consultation with the Employer’s Board of Directors or a designated committee thereof, that the Executive’s job performance is substantially unsatisfactory and that Executive has failed to cure such performance within thirty (30) business days after written notice to the Executive by the Employer specifying in reasonable detail the nature of the unsatisfactory performance; or

(vi)          The Executive is precluded or barred from engaging in the business of banking or from being an officer or director of a public company by any governmental regulatory agency having jurisdiction over the Employer.

In the event of termination of this Agreement for Cause, the Employer shall have no liability to the Executive for any additional payments of salary or any benefits beyond the termination date, as except as otherwise required by law.  Any and all unvested stock or options to acquire stock shall be terminated and cancelled as of the termination date.  All vested stock options must be exercised by the Executive within ninety (90) days of the termination date and shall expire and be cancelled thereafter.

b.             Termination in the Best Interest of the Employer.  The Employer may terminate this Agreement at any time if, in the reasonable discretion of Employer’s President and Chief Executive Officer, in consultation with the Employer’s Board of Directors or a designated committee thereof, it is determined that this Agreement or the Employer’s employment of the Executive may prevent or otherwise encumber the Employer’s ability to enter into any agreement or transaction that is in the best interest of the Employer.  In the event of termination of this Agreement in the best interest of the Employer, subject to Executive first executing a Separation Agreement in the form attached hereto as Exhibit B and that Separation Agreement becoming fully effective pursuant to its terms, then, subject to regulatory approval to the extent required, Executive shall be entitled to receive a severance payment in a prorated amount equal to one hundred twenty (120) days of the Executive’s then current annual base salary and, in the event the Employer terminates this Agreement pursuant to provisions contained in this Paragraph 22(b) during the first two years of the term of this Agreement and the shares of Common Stock subject to the Restricted Stock Agreement remain unvested, then such shares shall be fully vested and all restrictions related thereto shall be lifted. In the event the Employer terminates this Agreement pursuant to provisions contained in this Paragraph 22(b), any stock options granted to Executive which have not vested as of such termination date shall expire and Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter.

c.             Termination for No Reason.  The Employer may terminate this Agreement at any time for any or no reason.  In the event that this Agreement is terminated for “no reason” at any time, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit B and that Separation Agreement becoming fully effective pursuant to its terms, then, subject to regulatory approval to the extent required, Executive shall be entitled to receive a severance payment in an amount equal to the payment of the prorated Executive’s then current annual base salary for a six (6) month period and in the event the Employer terminates this Agreement for no reason during the first two years of the term of this Agreement and the shares of Common Stock subject to the Restricted Stock Agreement remain unvested, then such shares shall be fully vested and all restrictions related thereto shall be lifted. In the event the Employer terminates this Agreement pursuant to provisions contained in this Paragraph 22(c), any stock options which have been granted to Executive which have not vested as of such termination date shall expire and Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter.

d.             Termination for Change of Control. The Employer or the Executive may terminate this Agreement at any time after the consummation of a Change of Control (as defined below).

i.                  If, during the term of this Agreement, there is a Change of Control and this Agreement is terminated by the Employer within one (1) year thereafter, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit B and that Separation Agreement becoming fully effective pursuant to its terms, then, subject to regulatory approval to the extent required, Executive shall be entitled: to receive a severance payment in an amount equal to 1.50 times the Executive’s then current annual base salary and, in the event the Employer terminates this Agreement pursuant to provisions contained in this Paragraph 22(d)(i) during the first two years of the term of this Agreement and the shares of Common Stock subject to the Restricted Stock Agreement remain unvested, then such shares shall be fully vested and all restrictions related thereto shall be lifted. All stock options to which Executive is entitled on the termination date which otherwise had not vested as of the termination date shall automatically vest in Executive as of the termination date, and Executive shall have the right to exercise any or all such vested options according to their terms.

ii.               If, during the term of this Agreement, there is a Change of Control and this Agreement is terminated by the Executive within one (1) year thereafter and the Executive can demonstrate Good Reason (as defined below), subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit B and that Separation Agreement becoming fully effective pursuant to its terms, then, subject to regulatory approval to the extent required, the Executive shall be entitled to receive a severance payment in an amount equal to the payment of 1.50 times the Executive’s then current base salary and, in the event the Executive terminates this Agreement pursuant to provisions contained in this Paragraph 22(d)(ii) during the first two years of the term of this Agreement and the shares of Common Stock subject to the Restricted Stock Agreement remain unvested, then such shares shall be fully vested and all restrictions related thereto shall be lifted.  All stock options to which Executive is entitled on the termination date which otherwise had not vested as of the termination date shall vest in Executive as of the termination date. The Executive shall have ninety (90) days to exercise any or all such vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter. In the event that the Executive terminates this Agreement after a Change of Control and does not show Good Reason, no severance will be paid and all options which have not vested as of the termination date shall be cancelled.   Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter.

iii.            A “Change of Control” means (i) a sale of substantially all of the assets of the Employer to a third party, or (ii) a sale, or acquisition, by merger or otherwise, of a controlling interest of the equity securities of the Employer. “Good Reason” shall mean (i) the post Change of Control management reduces the then current salary and benefits of the Executive and other management personnel do not incur a similar reduction, (ii) the duties of the Executive are substantially changed as set forth herein, or (iii) a new employee is retained by management to perform substantially the same duties as performed by the Executive.

23.          If Executive dies during the term of this Agreement and while in the employ of the Employer, this Agreement will terminate automatically, without notice, on the date of the Executive’s death, and the Employer shall not have any further obligation to Executive or her estate under this Agreement (other than death benefits payable under any benefit plans to which Executive is a party), except that the Employer shall pay Executive’s estate that portion of Executive’s base salary accrued through the date on which Executive’s death occurred.  To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Employer, the Employer shall provide, or maintain, and pay for any required health insurance benefits, for Executive’s spouse for six months.

24.          This Agreement will terminate immediately, without notice, in the event the Executive is prevented from performing her duties hereunder by reason of becoming physically or mentally disabled.  For purposes of this Agreement, the term “disabled” shall have the meaning set forth in the Employer’s long-term disability plan or, if the Employer has no long-term disability plan in effect at the time of the Executive’s disability, then “disabled” shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of her duties under this Agreement for a continuous period of three (3) months, as determined by the Employer, upon the advice of a qualified physician. During any period prior to termination during which the Executive fails to perform her duties as a result of incapacity due to physical or mental illness, the Executive shall continue to receive her full salary at the rate then in effect for such period until her employment terminates pursuant to this Paragraph, provided that payments so made to the Executive during such period shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Employer that were not previously applied to reduce such payment.

Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Employer’s business, and any and all other documents containing Propriety Information furnished to the Executive by any representative of the Employer or otherwise acquired or developed by the Executive in connection with her duties under this Agreement (collectively, the “Recipient Materials”) shall at all times be the property of the Employer.  Within three calendar days of the termination of this Agreement, the Executive shall return to the Employer, all Recipient Materials (including all Proprietary Information) that is in her possession, custody or control.

25.          The provisions of Paragraphs 12-24, 27, 34 and 37 shall survive the termination of this Agreement.

G.  SEVERABILITY

26.          If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, or governing guidelines of the Employer’s regulatory agencies:  (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

H.  WAIVER

27.          The Parties acknowledge and agree that the failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

I.  SUCCESSORS AND ASSIGNS

28.          The Executive acknowledges and agrees that this Agreement may be assigned by the Employer to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Employer.

29.          The Executive acknowledges and agrees that her obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only.  In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

J.  CHOICE OF LAW

30.          THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS.  IT IS STIPULATED THAT COLORADO HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT THE EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF COLORADO IN THE PERFORMANCE OF THIS AGREEMENT.

K.  MODIFICATION

31.          The Parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the Parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Employer, the Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.  No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

32.          Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made (i) in writing, (ii) referencing an express provision in this Agreement, (iii) signed by the party to be bound, and (iv) in the case of the Employer, approved by the Employer’s President and Chief Executive Officer.

L.  INDEMNIFICATION

33.          During the term of this Agreement, so long as the Executive has demonstrated good judgment and diligence in performing her duties, the Employer shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to her employment by the Employer to the fullest extent permissible under the law, including, without limitation, federal and/or state banking laws and regulations, the Colorado Banking Code, as amended, the Colorado Corporations and Associations Act, as amended, and the Employer’s Articles of Incorporation.  To the extent permitted by law, the Employer shall purchase such indemnification insurance as the Employer’s President and Chief Executive Officer or Employer’s Board of Directors may from time to time determine.

M.  ARBITRATION

34.          Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration before a private arbitrator in Denver, Colorado, pursuant to the Colorado Uniform Arbitration Act, C.R.S. §13-22-101, et seq.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement.  Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Employer acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION provisions of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this Paragraph of the Agreement.  The Executive and the Employer further acknowledge and agree that nothing in this Agreement shall be construed to prohibit Employer from applying to a Court of competent jurisdiction for injunctive or equitable relief to protect Proprietary Information, to preserve the status quo or to enforce the NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION provisions of this Agreement.  The Executive and the Employer further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

N.  LEGAL CONSULTATION

35.          Each Party acknowledges that it has carefully read this Agreement, that she or it has had an opportunity to consult with her or its attorney concerning the meaning, import and legal significance of this Agreement, that it understands the terms of the Agreement, that all understandings and agreements between Executive and the Employer relating to the subjects covered in this Agreement are contained in it, and that it has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

O.  EXECUTIVE’S REPRESENTATIONS AND WARRANTIES REGARDING OTHER OBLIGATIONS

36.          The Executive represents and warrants to the best of her knowledge as follows:

a.             That her service as an employee of the Employer will not violate any agreement that: (i) prohibits Executive from disclosing any information Executive acquired prior to becoming employed by the Employer; or (ii) prohibits Executive from accepting employment with the Employer or that will interfere with compliance with the terms of this Agreement;

b.             That the statements made by the Executive in the Affidavit dated on even date herewith (the “Affidavit”) are true and correct and do not omit any material information concerning the subject matter of the statements therein; and

c.             That Executive has not previously, and will not in the future, disclose to Employer any proprietary information or trade secrets belonging to any previous employer and that the Employer has instructed Executive not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

Executive understands that the Employer is specifically relying on the representations and warranties in this section, and in the Affidavit, in entering into this Agreement and would not enter into this Agreement without such representations and warranties.

P.  MISCELLANEOUS

37.          The Executive shall be available, upon the request of the Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of the Employer, during the term of this Agreement and at any time following the termination of this Agreement, with any fees and expenses related to the foregoing to be promptly paid by the Employer.

38.          In the event either Party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the substantially prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys’ fees, out-of-pocket costs, disbursements, and arbitrator’s fees relating to such arbitration or litigation.

39.          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

40.          The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive or any successor-in-interest to the Executive shall be and remain simply a general creditor of the Employer in the same manner as any other creditor having a general unsecured claim.  For purposes of the Code, the Employer intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Employer.  For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Employer intends that this Agreement not be subject to ERISA.  If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Employer for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Employer.  If the Employer elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Employer by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

41.          When a reference is made in this Agreement to a Paragraph or a Section, such references shall be to a Paragraph or a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.  References to a person are also to its permitted successors or assigns.

Q.  NOTICES

42.          All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given properly if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day.  Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a Party as shall be specified by like notice to the other Party):

If to the Employer:

Solera National Bank

319 S. Sheridan Blvd

Lakewood, CO 80226

Attention: President & CEO

If to Executive:

The address on file with the Employer.

43.          Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

[signature page follows]

[signature page to Employment Agreement]

EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE IN LAKEWOOD, COLORADO.

EXECUTIVE

/s/ Robert J. Fenton	/s/ Kathleen A Stout
WITNESS	Print Name: Kathleen A. Stout

Solera National Bank

/s/ Robert J. Fenton	By:	/s/ Douglas Crichfield
WITNESS
	Name:	Douglas Crichfield

	Title:	President & CEO

EXHIBIT B

SEPARATION AGREEMENT

[form to be completed at time of separation]

THIS SEPARATION AGREEMENT is entered into by and between Solera National Bank, a national banking association (the “Employer”), and                                                   (“Employee”) for good and valuable consideration, the sufficiency of which is hereby acknowledged.

1.             Employee and Employer agree that Employee’s termination of employment with Employer is effective as of [insert date] (the “Separation Date”). Employer agrees to consult with Employee regarding the wording of appropriate press releases and/or inter-company announcements to be issued by Employer.

2.             Regardless of whether Employee signs this Separation Agreement, subject to regulatory approval to the extent required, Employee will be paid all compensation Employee has earned through the Separation Date, Employer will reimburse Employee for reasonable business expenses incurred through the Separation Date upon submission by Employee of expense reports in accordance with the Employer’s policy, and Employee will have the right to elect to continue her health insurance coverage pursuant to the federal law regarding continuation of insurance coverage, known as COBRA.

3.             In exchange for Employee’s agreement to this Separation Agreement, Employer agrees to provide Employee with the following additional severance benefits:

(A)          severance pay in the aggregate gross amount of $ [insert appropriate amount per Employment Agreement], less applicable withholding taxes, payable as follows: [insert appropriate payment schedule]; and

(B)          provided Employee elects continuation coverage of health insurance in accordance with COBRA, Employer will pay the premiums for such coverage for six months from when Employee’s coverage would otherwise end, or until such earlier date as Employee’s eligibility for such coverage ends.

Employee acknowledges that she would not be entitled to receive the severance benefits described above if she did not agree to all of the terms of this Separation Agreement.  Payment of the severance benefits described above shall commence as soon as practicable after the Effective Date of this Agreement, as described in paragraph 10 hereof.  Employee agrees to return to Employer on or before the Effective Date any and all property and documents of Employer.  Employee agrees to cooperate with the Employer to resolve all other issues relating to Employee’s separation from employment. Employee agrees that she is not entitled to any other compensation or benefits except as expressly provided herein.

4.             Employee hereby releases Employer and its parent, subsidiary, and sister companies, and their respective officers, directors, agents, shareholders, employees, and benefit plans (collectively “Released Persons”) of and from any and all past, present, or future actions, causes of actions, claims, demands, damages, expenses, charges, complaints, obligations and liability of any nature or kind whatsoever on account of, or in any way growing out of, her employment with or separation from employment with Employer, whether such liability or damages are accrued or unaccrued, known or unknown at this time.  This release includes, without limitation, any and all rights or claims under any common law theory such as defamation, intentional infliction of emotional distress, outrageous conduct, breach of contract, invasion of privacy, wrongful discharge, breach of implied covenant, and any claim of discrimination on the basis of sex, race, creed, religion, age, disability, sexual orientation, or national

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origin under any municipal ordinance or under any statute of the United States or Colorado, including without limitation, any claim under Title VII of the 1964 Civil Rights Act, The Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act,  the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), and the Age Discrimination in Employment Act of 1967 as amended, which is codified beginning at 29 U.S.C. Section 621.

5.             The release in paragraph 4 does not include a release or waiver of the following:

(A)          any rights of Employee which are already vested as of the Separation Date to benefits under Employer’s 401(k) Plan;

(B)          any rights: (i) to elect continuation coverage under Employer’s group health plan in accordance with the terms of COBRA, or (ii) to otherwise maintain coverage under Employer’s group health plan if the plan so provides at the time of Employee’s separation from employment; and

(C)          any claims which Employee may have under Colorado statutes for workers compensation benefits and/or unemployment compensation benefits; and

(D)          any rights or claims arising under the Age Discrimination in Employment Act after the date that Employee signs this Separation Agreement.

6.             Employee agrees that she will not file, cause to be filed, or prosecute any civil suit in any court for any claims which are released in Paragraph 4.  In the event that Employee breaches this paragraph, all Released Persons shall be entitled to recover from Employee all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that Employee’s obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

7.             Employee agrees and covenants that at no time will she use, disclose, communicate, or transmit to other persons any Confidential Information of Employer.  For purposes of this Agreement, “Confidential Information” shall mean any information or material of a confidential nature or proprietary to Employer which is not generally available to the public, to which Employee obtained knowledge or access as a result of Employee’s employment with Employer.  Confidential Information includes all information designated as such by Employer, but the absence of such a designation shall not prevent information from being Confidential Information if it is not generally available to the public. Employee agrees that the terms, amount, and fact of this Agreement are also confidential information.  Employee represents that she has not disclosed such confidential information to any other person or entity, except to her attorneys, tax advisors, and spouse.  Employee agrees that hereafter she will not disclose any such confidential information to any other person or entity, except to her attorneys, tax advisors, spouse, or as required by law or court order.   Any disclosure of such confidential information by Employee’s attorneys, tax advisors, or spouse will be deemed to be a disclosure by Employee.

8.             During any time period that Employee is receiving severance payments from Employer as described in paragraph 3 above she shall provide transitional assistance or information as may be requested from time to time by Employer, provided that Employee shall not be required to spend more than 20 hours per month providing such assistance

9.             This Separation Agreement constitutes the entire agreement between Employee and Employer concerning her employment with Employer and her separation from employment with Employer and supersedes all prior agreements relating thereto, and there are no other promises,

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understandings, or agreements relating thereto except as may be provided herein.   Both Parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other Party in connection with entering into this Separation Agreement.  Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either Party.  The purpose of this Agreement is solely to amicably resolve all issues relating to Employee’s employment and separation from employment with Employer and to provide transitional assistance to Employee.  No rules of construction based upon which party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation.  This Agreement shall be construed and enforced in accordance with the law of the State of Colorado.  If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect, and any Court having jurisdiction shall modify any such invalid or unenforceable provision to the extent necessary for it to be valid and enforceable.

10.          Employee understands that this is an important legal document.  Employee is advised to consult with an attorney before signing this Separation Agreement.  Employee has 21 days after receiving this Separation Agreement to consider it, and if Employee chooses to agree to the terms of this Separation Agreement, Employee understands that she must sign and return this Separation Agreement to Employer within that 21-day period.  If Employee signs this Separation Agreement, she will then have the right to revoke this Separation Agreement by delivering written notice of revocation, but such notice must be received by Employer within seven days after the date that Employee signed this Separation Agreement.  If this Separation Agreement is not signed and delivered within 21 days, or if it is revoked within the seven day period, neither Employee nor Employer will have any rights or obligations under this Separation Agreement.  The Effective Date of this Separation Agreement is the eighth day after Employee signs it, unless Employee revokes it as described above.

11.          It is expressly understood that Employee has read and reviewed this Separation Agreement and every word of it, that Employee has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Employee understands this Separation Agreement.  By signing below, Employee represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon her, her heirs, and personal representatives, and shall inure to the benefit of Employer, its successors and assigns.

[signatures on following page]

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Signature page to Separation Agreement

The duly authorized parties have caused this Separation Agreement to be executed as of the date first set forth above.

Solera National Bank

By:
[executive]

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this            day of                   , 20    , by                           .

WITNESS my hand and official seal.

My commission expires:

Notary Public
STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this            day of                           , 20    , by                              as                                    of Solera National Bank, on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires:

Notary Public